NEWS
Contact: Arnon Toussia-Cohen President and CEO (972) 3-645-5382 noni@radcom.com

FOR IMMEDIATE RELEASE

RADCOM NAMES JONATHAN BURGIN AS NEW CFO

TEL-AVIV, Israel—July 10, 2006-- RADCOM Ltd. (RADCOM) (NASDAQ and TASE: RDCM) today announced that it has named Mr. Jonathan Burgin to be its Chief Financial Officer (CFO) effective today.

Mr. Burgin is a veteran of Israeli hi-tech with 22 years of operational and transactional experience, including financial management of publicly-traded companies, execution of public offerings on international markets, and negotiating acquisitions, mergers, and fundraisings. For the past seven years, he served as the CFO of XTL Biopharmaceuticals (NASDAQ: XTLB; LSE: XTL; TASE: XTL), taking an active part in the process of listing its shares on the NASDAQ, London, and Tel-Aviv Stock Exchanges and raising $110 million in four financing rounds. Previously, Mr. Burgin served as CFO of YLR Capital Markets, a publicly-traded Israeli investment bank, and as Senior Manager at Kesselman & Kesselman, the Israeli member of PricewaterhouseCoopers International Ltd. Mr. Burgin earned an M.B.A. and B.A. in Accounting and Economics from Tel Aviv University and is certified in Israel as a CPA.

“With top-tier customers, excellent products, a well-oiled team and growing markets, I believe RADCOM is positioned for success,” said Burgin. “I am excited to join the Company and look forward to contributing to its growth.”

Commenting on the news, Arnon Toussia-Cohen, President and CEO of RADCOM, said, “We are pleased to welcome Jonathan to the RADCOM team. With proven abilities, expertise on global capital markets and experience in M&A transactions, we are confident that he will make a strong contribution to the company, helping us carry out our strategies and achieve our long term goals.”

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RADCOM develops, manufactures, markets and supports innovative network test and service monitoring solutions for communications service providers and equipment vendors. The company specializes in Next Generation Cellular as well as Voice, Data and Video over IP networks. Its solutions are used in the development and installation of network equipment and in the maintenance of operational networks. The company’s products facilitate fault management, network service performance monitoring and analysis, troubleshooting and pre-mediation. For more information, please visit www.RADCOM.com.

Risks Regarding Forward Looking Statements
Certain statements made herein that use the words ``estimate,'' ``project,'' ``intend,'' ``expect”, ''believe`` and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements, including, among others, changes in general economic and business conditions and specifically, decline in demand to the Company's products, inability to timely develop and introduce new technologies, products and applications and loss of market share and pressure on prices resulting from competition. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.